Consent of SG Risk LLC

The undersigned hereby consents to the use of our name under the heading "Experts" in the Registration Statement on Form S-1 and related prospectus of Amtrust Financial Services, Inc.

SG Risk LLC

By: /s/ SG Risk LLC .
Name:
Title:

September 26, 2006